MORGAN STANLEY PATHWAY FUNDS

INVESTMENT ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT, effective as of the19th day of March 2021, between Consulting Group Advisory Services LLC (the “Manager”), a limited liability company organized and existing under the laws of the State of Delaware, and Walter Scott & Partners Limited (“Adviser”), a company incorporated and existing under the laws of Scotland.

WHEREAS, the Manager entered into a Management Agreement dated as of October 28th, 2009 (the “Management Agreement”) with the Morgan Stanley Pathway Funds, a Massachusetts business trust (the “Trust”), which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, the Trust is and will continue to be a series fund having two or more investment portfolios, each with its own assets, investment objectives, policies and restrictions (each a “Portfolio”);

WHEREAS, the Adviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, (the “Advisers Act”); and

WHEREAS, the Manager desires to retain the Adviser to assist it in the provision of a continuous investment program for that portion of the assets of the Portfolio listed on Appendix A which the Manager may from time to time assign to the Adviser (the “Allocated Assets”) and the Adviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1. APPOINTMENT. Manager hereby retains the Adviser to act as investment adviser for and to manage the Allocated Assets for the period and on the terms set forth in this Agreement. The Adviser accepts such engagement and agrees to render the services herein set forth, for the compensation herein provided.

2. DUTIES OF THE ADVISER.

A. INVESTMENT ADVISORY SERVICES. Subject to the supervision of the Trust’s Board of Trustees (the “Board”) and the Manager, the Adviser shall manage the investments of the Allocated Assets (i) in accordance with the investment objectives and guidelines set out at Appendix C hereto, (ii) in accordance with the Portfolio’s investment objective, policies, and restrictions as provided in the Trust’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the “Prospectus”), and (iii) in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”) and such other limitations as the Manager may provide to Adviser in writing. The Manager shall provide the Adviser with 15 days’ advance notice of any changes to the Portfolio’s investment objective, policies, and restrictions and any other limitations on the Adviser’s management of the Allocated Assets. The Adviser shall (a) make investment decisions for the Allocated Assets; (b) place purchase and sale orders for portfolio transactions for the Allocated Assets; and (c) employ professional portfolio managers and securities analysts to provide research services to the Allocated Assets. In providing these services, the Adviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Allocated Assets.

B. ADVISER UNDERTAKINGS. In all matters relating to the performance of this Agreement, the Adviser shall act in conformity with the Trust’s Master Agreement dated April 12, 1991, as amended from time to time (the “Trust Agreement”) and Prospectus and with the written instructions and directions of the Board and the Manager. The Adviser hereby agrees to:

(i)

regularly report to the Board and the Manager (in such form and frequency as set forth on Appendix B hereto or otherwise as the Manager and Adviser mutually agree) with respect to the implementation of the investment program, compliance of the Allocated Assets with the Prospectus, the 1940 Act and the Code, and on other topics as may reasonably be requested by the Board or the Manager, including attendance at Board meetings, as reasonably requested, to present such reports to the Board;

(ii)	comply with its pricing and valuation policy and procedures to ensure fair valuation of securities for the purposes of the preparation of the Advisor’s records;

(iii)

comply with the pricing and valuation policy procedures adopted by the Board, including any amendments thereto, and consult with the Trust’s pricing agent regarding the valuation of securities where requested to do so by the Manager within the Advisor’s core business hours (9:00 – 17:30 GMT) and only in exceptional circumstances (which shall not include market holidays). Such exceptional circumstances shall include but not be limited to the valuation of securities that are not registered for public sale or are not traded on any securities markets;

(iv)

provide, subject to any obligations or undertakings reasonably necessary to maintain the confidentiality of the Adviser’s non-public information, records and supporting documentation about the composite of portfolios the Adviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Adviser in managing the Allocated Assets which may be reasonably necessary, under applicable laws, to allow the Trust or its agent to present historical performance information concerning the Adviser’s composite of similarly managed portfolios, for inclusion in the Trust’s Prospectus and any other reports and materials prepared by the Trust or its agent, in accordance with regulatory requirements or as requested by applicable federal or state regulatory authorities; and

(v)	review schedules of the Allocated Assets periodically provided to the Adviser by the Manager and promptly confirm to the Manager the concurrence of the Adviser’s records with such schedules.

C. EXPENSES. The Adviser will bear all of its expenses in connection with the performance of its services under this Agreement. All other expenses to be incurred in the operation of the Portfolio will be borne by the Trust, except to the extent specifically assumed by the Adviser. The expenses to be borne by the Trust include, without limitation, the following: organizational costs, taxes, interest, brokerage fees and commissions, Trustees’ fees, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents’ fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services and agent, costs of maintaining existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders, costs of shareholders’ reports and meetings, and any extraordinary expenses.

D. BROKERAGE. The Adviser will select brokers and dealers to effect all orders for the purchase and sale of Allocated Assets. In selecting brokers or dealers to execute transactions on behalf of the Allocated Assets of the Portfolio, the Adviser will use its best efforts to seek the best overall terms available under the circumstances of the particular trade. In assessing the best overall terms available for any transaction, the Adviser will consider factors it deems relevant, including, without limitation, the breadth of the market in the security or commodity interest, the price of the security or commodity interest, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. Except as permitted by Rule 17a-10 under the 1940 Act, Adviser will not engage in principal transactions with respect to the Allocated Assets with any “affiliated persons” (as such term is defined in the 1940 Act) of the Manager or with any other adviser to the Portfolio, and will engage in agency transactions with respect to the Allocated Assets with such affiliated persons only in accordance with all applicable rules and regulations. Adviser will provide to Manager a list of its broker-dealers that are “affiliated persons” of Adviser, as such may be amended from time to time. Manager will provide to Adviser a list of its affiliated persons and of those of each other adviser to the Portfolio.

E. AGGREGATION OF ORDERS. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Allocated Assets as well as other clients of the Adviser, the Adviser may to the extent permitted by applicable laws and regulations, but shall be under no obligation to, aggregate the orders for securities to be purchased or sold. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients. The Manager recognizes that, in some cases, the Adviser’s allocation procedure may limit the size of the position that may be acquired or sold for the Allocated Assets.

F. Custody. The Trust has appointed under a separate agreement Brown Brothers Harriman (the “Custodian”) to serve as Custodian, having custody of the assets of the Allocated Assets. All assets forming part of the Allocated Assets will be held by the Custodian in the name of the Trust provided that title to such securities shall be held in the name of the Custodian’s nominees or in the names of the Custodian or its sub-custodian in accordance with the custody agreement between the Trust and the Custodian. The Adviser shall not provide custody services to the Trust and neither the Adviser nor any of its affiliates will take possession of or handle any cash, securities, or other indicia of ownership of the Trusts’ investments, or otherwise act as Custodian of such investments except as otherwise disclosed by the Adviser to the Client. All cash and the indicia of ownership of all investments will be held by or at the direction of the Custodian. The Manager acknowledges that it has been and will be solely responsible for the selection, appointment, monitoring and supervision of the Custodian and accordingly that the Adviser will neither be responsible for supervising the Custodian nor liable for any loss caused to or suffered by the Trust or the Allocated Assets as a result of any acts or omissions of the Custodian. The Custodian will be responsible, among other things, for:

(i)	the formal pricing of all equity assets held within the Allocated Assets;

(ii)	the collection of all dividends, interest and other income or distributions (including, without limitation, tax reclaims) attaching to assets held at any time within the Allocated Assets;

(iii)	the payment of interest on cash balances held in the Allocated Assets;

(iv)	knowing the cash available in the Allocated Assets at all times; and

(v)

the repatriation of all foreign currency (under standing instruction from the Adviser), excluding foreign currency held in the Allocated Assets to facilitate equity trades in foreign securities, received for the Allocated Assets (“Income Repatriation”) to the base currency of the Account (US Dollars).

G. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Allocated Assets of the Portfolio are the property of the Trust and further agrees to surrender promptly to the Trust copies of any of such records upon the Portfolio’s or the Manager’s request, provided, however, that Adviser may retain copies of any records to the extent required for it to comply with applicable laws. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule. Notwithstanding the foregoing, Adviser has no responsibility for the maintenance of the records of the Portfolio, except for those related to the Allocated Assets.

H. ADVISER COMPLIANCE RESPONSIBILITIES. The Adviser and the Manager acknowledge that the Adviser is not the compliance agent for the Portfolio, and does not have access to all of the Trust’s books and records necessary to perform certain compliance testing. However, to the extent that the Adviser has agreed to perform the services specified in this Agreement, the Adviser shall perform compliance testing with respect to the Allocated Assets based upon information in its possession and upon information and written instructions received from the Manager or the Trust’s Administrator and shall not be held in breach of this Agreement so long as it performs in accordance with such information and instructions. Specifically, the Adviser shall not be responsible for the Portfolio being in violation of any applicable law or regulation or investment policy or restriction applicable to the Portfolio as a whole or for the Portfolio’s failure to qualify as a regulated investment company under the Code if the securities and other holdings of the Allocated Assets would not be in such violation or failing to so qualify if the Allocated Assets were deemed a separate series of the Trust or a separate regulated investment company under the Code. The Manager or Trust’s Administrator shall promptly provide the Adviser with copies of the Trust Agreement, the Trust’s By-Laws, the Prospectus and any written policies or procedures adopted by the Board applicable to the Allocated Assets and any amendments or revisions thereto. Adviser shall supply such reports or other documentation as reasonably requested from time to time by the Manager to evidence Adviser’s compliance with such Prospectus, policies or procedures.

I. PROXY VOTING. The Adviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Portfolio’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in the Allocated Assets. The Manager shall cause to be forwarded to Adviser all proxy solicitation materials that Manager receives. Adviser agrees that it has adopted written proxy voting procedures that comply with the requirements of the 1940 Act and the Advisers Act. The Adviser further agrees that it will provide the Board as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format that shall comply with the 1940 Act. Upon reasonable request, Adviser shall provide the Manager with all proxy voting records relating to the Allocated Assets, including but not limited to those required by Form N-PX. Adviser will also provide an annual certification, in a form reasonably acceptable to Manager, attesting to the accuracy and completeness of such proxy voting records.

J. USE OF NAMES. The Adviser shall not use the name, logo, insignia, or other identifying mark of the Trust or the Manager or any of their affiliates or any derivative or logo or trade or service mark thereof, or disclose information related to the business of the Manager or any of its affiliates in material relating to the Adviser in any manner not approved prior thereto by the Manager; provided, however, that the Manager hereby approves of all uses of its or the Trust’s name and that of their affiliates which merely refer in accurate terms to the appointment of the Adviser hereunder or which are required by the SEC or a state securities commission; and provided, further, that in no event shall such approval be unreasonably withheld. The Manager shall not use the name, logo, insignia, or other identifying mark of the Adviser or any of its affiliates in any prospectus, sales literature or other material relating to the Trust in any manner not approved prior thereto by the Adviser; provided, however, that the Adviser hereby approves of all uses of its name which merely refer in accurate terms to the appointment of the Adviser hereunder or which are required by the SEC or a state securities commission; and provided, further, that in no event shall such approval be unreasonably withheld.

K. OTHER ADVISERS. With respect to any Portfolio, (i) the Adviser will not consult with any other adviser to that Portfolio (including, in the case of an offering of securities subject to Section 10(f) of the 1940 Act, any adviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for that Portfolio in securities or other assets, except, in the case of transactions involving securities of persons engaged in securities related business, for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act; and (ii) the Adviser will provide advice and otherwise perform services hereunder exclusively with respect to the Allocated Assets of that Portfolio.

L. PORTFOLIO HOLDINGS. The Adviser will not disclose, in any manner whatsoever, any list of securities held by the Portfolio, except in accordance with the Portfolio’s portfolio holdings disclosure policy or as may otherwise be required by law.

3. COMPENSATION OF ADVISER. The Manager will pay the Adviser, with respect to each Portfolio on Appendix A attached hereto, the compensation specified in Appendix A. Such fees will be calculated and paid monthly, based on the Allocated Assets’ average daily net asset values as determined by the Trust’s accounting agent. Compensation for any partial period shall be pro-rated based on the length of the period, for example: Average of the daily net asset values of the Allocated Assets for the partial period * (number of days in the partial period / number of days in the year) * Rate per Appendix A.

4. STANDARD OF CARE. The Adviser shall exercise its best judgment in rendering its services described in this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from Adviser’s willful misfeasance, bad faith or gross negligence on its part in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties under this Agreement.

5. INDEMNIFICATION.

A. The Manager agrees to indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) (“Losses”), howsoever arising, from or in connection with this Agreement or the performance by the Adviser of its duties hereunder; provided however that the Manager will not indemnify the Adviser for Losses resulting from the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Adviser’s reckless disregard of its obligations and duties under this Agreement.

B. The Adviser agrees to indemnify and hold harmless the Manager from and against any and all Losses resulting from the Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of, or from reckless disregard of, the Adviser’s obligations and duties under this Agreement; provided however that the Adviser will not indemnify the Manager for Losses resulting from the Manager’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Manager’s reckless disregard of its obligations and duties under this Agreement.

6. NON-EXCLUSIVITY. The services of the Adviser to the Manager with respect to the Allocated Assets are not to be deemed to be exclusive, and the Adviser and its affiliates shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies. Manager acknowledges that Adviser or its affiliates may give advice and take actions in the performance of its duties to clients which differ from the advice, or the timing and nature of actions taken, with respect to other clients’ accounts (including the Allocated Assets) or employee accounts which may invest in some of the same securities recommended to advisory clients. In addition, advice provided by the Adviser may differ from advice given by its affiliates.

7. MAINTENANCE OF INSURANCE. During the term of this Agreement and for a period of one year after termination hereof, Adviser will maintain comprehensive general liability coverage and will carry a fidelity bond covering it and each of its employees and authorized agents with limits of not less than those considered commercially reasonable and appropriate under the current industry practices. Adviser shall promptly notify Manager of any reduction to said coverage below levels considered commercially reasonable and appropriate under the current industry practices or termination of said coverage.

8. CONFIDENTIALITY. Each party to this Agreement shall keep confidential any nonpublic information concerning the other party and will not use or disclose such information for any purpose other than the performance of its responsibilities and duties hereunder, unless: (i) the non-disclosing party has authorized such disclosure; (ii) the disclosure is made to an affiliate of the disclosing party that have a reason to know such information or (iii) if such disclosure is compelled by subpoena or is expressly required or requested by applicable regulatory authorities. Nonpublic information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon the nonpublic information.

9. TERM OF AGREEMENT. This Agreement shall become effective on the date on which funding of the Allocated Assets occurs irrespective of the date of its execution and shall continue in effect for a period of two years from that date. Thereafter, this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Portfolio’s outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, at any time, by the Manager, by the Board, or by vote of holders of a majority (as defined in the 1940 Act) of the Portfolio’s shares; or on 60 days’ written notice by the Adviser, and will terminate five business days after the Adviser receives written notice of the termination of the Management Agreement between the Trust and the Manager. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act).

10. REPRESENTATIONS OF ADVISER. The Adviser represents, warrants, and agrees as follows:

A. The Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Manager of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Adviser has provided the information about itself set forth in the Prospectus and has reviewed the description of its operations, duties and responsibilities as set forth therein (the “Adviser Information”) and acknowledges that the Adviser Information is true and correct, contains no material misstatement of fact and does not omit any material fact necessary to make the statements therein not misleading. The Adviser further agrees to inform the Manager and the Trust’s Administrator immediately of any material fact known to the Adviser respecting or relating to the Adviser that is not contained in the Prospectus, or of any statement contained therein which becomes untrue in any material respect.

B. The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Manager and the Trust with a copy of such code of ethics. On at least an annual basis, the Adviser will comply with the reporting requirements of Rule 17j-1, which may include (i) certifying to the Manager that the Adviser and its Access Persons have complied with the Adviser’s Code of Ethics with respect to the Allocated Assets and (ii) identifying any material violations which have occurred with respect to the Allocated Assets. Upon the reasonable request of the Manager, the Adviser shall permit the Manager, its employees or its agents to examine the reports required to be made by the Adviser pursuant to Rule 17j-1 and all other records relevant to the Adviser’s code of ethics. In the event the Adviser has identified to the Manager a material violation that has occurred with respect to the Allocated Assets, the Adviser agrees to promptly provide to the Manager such information as the Manager may reasonably request in connection therewith.

C. Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Adviser, its employees, officers and agents. Upon reasonable request, Adviser shall provide the Manager with access to the records relating to such policies and procedures as they relate to the Allocated Assets. Adviser will also provide, at the reasonable request of the Manager, periodic certifications, in a form reasonably acceptable to the Manager, attesting to such written policies and procedures.

D. The Adviser has provided the Manager and the Trust with a copy of its registration under the Advisers Act on Part 2 of its Form ADV as most recently filed with the SEC and hereafter will furnish a copy of its annual amendment to the Manager. The statements contained in the Adviser’s registration on Form ADV are true and correct in all material respects and do not omit to state any material facts required to be stated therein or necessary in order to make the statements therein not misleading. The Adviser agrees to maintain the completeness and accuracy of its registration on Form ADV in accordance with the Advisers Act. The Adviser acknowledges that it is an “investment adviser” to the Fund with respect to the Allocated Assets within the meaning of the 1940 Act and the Advisers Act.

E. The Adviser confirms that neither it nor any of its “affiliated persons,” as defined in the 1940 Act, are affiliated persons of: (i) the Manager; (ii) any other adviser to the Portfolio or any affiliated person of such adviser; provident that the Manager has provided the Adviser with a list of such advisers and any affiliated persons to such adviser; or (iii) Morgan Stanley Smith Barney LLC, the distributor for the Trust. The Adviser confirms that it is not an affiliated person of any trustee or officer of the Trust; provided that the Manager has provided the Adviser with a list of such trustees and officers.

11. PROVISION OF CERTAIN INFORMATION BY ADVISER. The Adviser will promptly notify the Manager (1) in the event the SEC or other governmental authority has censured the Adviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration, if any, as an investment adviser; or has commenced proceedings or an investigation (as such term is used in Form ADV) that may result in any of these actions or (2) upon having a reasonable basis for believing that the Portfolio has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code. The Adviser further agrees to notify the Manager promptly of any material fact known to the Adviser respecting or relating to the Adviser that is not contained in the Prospectus, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement contained therein that becomes untrue in any material respect. As reasonably requested by the Trust on behalf of the Trust’s officers and in accordance with the scope of Adviser’s obligations and responsibilities contained in this Agreement, Adviser will provide reasonable assistance to the Trust in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38a-1 of the 1940 Act. Such assistance shall include, but is not limited to, (i) certifying periodically, upon the reasonable request of the Trust, that it is in compliance with all applicable “federal securities laws,” as required by Rule 38a-l under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (ii) facilitating and cooperating with third-party audits arranged by the Trust to evaluate the effectiveness of its compliance controls; (iii) providing the Trust’s chief compliance officer with direct access to its compliance personnel; (iv) providing the Trust’s chief compliance officer with periodic reports and (v) promptly providing special reports in the event of compliance problems. Further, Adviser is aware that: (i) the Chief Executive Officer (Principal Executive Officer) and Treasurer/Chief Financial Officer (Principal Financial Officer) of the Trust (collectively, the “Certifying Officers”) are required to certify the Trust’s periodic reports on Form N-CSR pursuant to Rule 30a-2 under the 1940 Act; and (ii) the Certifying Officers must rely upon certain matters of fact generated by Adviser of which they do not have firsthand knowledge. Consequently, Adviser has in place and will observe procedures and controls that are reasonably designed to ensure the adequacy of the services provided to the Trust under this Agreement and the accuracy of the information prepared by it and which is included in the Form N-CSR, and shall provide certifications to the Trust to be relied upon by the Certifying Officers in certifying the Trust’s periodic reports on Form N-CSR, in a form satisfactory to the Trust.

12. PROVISION OF CERTAIN INFORMATION BY THE MANAGER. The Manager will promptly notify the Adviser (1) in the event that the SEC has censured the Manager or the Trust; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Manager’s registration as an investment adviser; or, to the knowledge of the Manager, has commenced proceedings or an investigation (as such term is used in Form ADV) that may result in any of these actions and (2) upon having a reasonable basis for believing that the Portfolio has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

13. AMENDMENT OF AGREEMENT. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by both parties.

14. LIMITATION OF LIABILITY. The Manager and Adviser agree that the obligations of the Trust under this Agreement shall not be binding upon any of the Board members, shareholders, nominees, officers, employees or agents; whether past, present or future, of the Trust individually, but are binding only upon the assets and property of the Portfolio, as provided in the Trust Agreement. The execution and delivery of this Agreement have been duly authorized by the Manager and the Adviser, and signed by an authorized officer of each acting as such. Neither party will not under any circumstances be liable for any indirect, special or consequential loss, any loss of profit or business opportunity, any economic loss, or any loss of goodwill or reputation, whether or not within the knowledge or contemplation of such party at the date of the Agreement, except to the extent caused by the such party’s fraud.

15. MISCELLANEOUS.

A. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and with the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

B. CHANGE IN CONTROL. The Adviser will notify the Manager of any change of control of the Adviser, including any change in its general partners or 25% shareholders or 25% limited partners or 25% members, as applicable, in each case prior to or promptly after such change. In addition, the Adviser will notify the Manager of any changes in the “Investment Executive” of the Adviser (being Jane Henderson, Roy Leckie and Charlie Macquaker) as soon as practicable after any such change.

C. CAPTIONS. The captions contained in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

D. ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof.

E. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, release or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, release, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, release, or order.

F. NOTICES. Any notice herein required is to be in writing and is deemed to have been given to Adviser or Manager upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine or similar means of delivery that provide evidence of receipt.

All notices to the Manager shall be sent to:

Morgan Stanley Wealth Management

c/o Consulting Group Advisory Services LLC

522 Fifth Avenue

New York, NY 10036

Attention: Chief Operating Officer

Facsimile: (914) 610-7445

Email: robert1.garcia@morganstanley.com

All notices to the Adviser shall be sent to:

Colin Wood, Company Secretary

Walter Scott & Partners Limited

One Charlotte Square

Edinburgh

EH2 4DR

G. DELIVERY OF FORM ADV. The Manager acknowledges receipt of the Adviser’s Form ADV prior to the execution of this Agreement.

H. UK REGULATION. In accordance with the rules and guidance (the “FCA Rules”) established by the United Kingdom Financial Conduct Authority (“FCA”), the Adviser is subject to specific regulation, certain provisions of which are set forth in Appendix D to this Agreement (attached hereto and incorporated by reference) and which terms shall prevail in the event of conflict with any other term of this Agreement.

If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

THE MANAGER:

CONSULTING GROUP ADVISORY SERVICES LLC

Name:	/s/ Robert Garcia

Title:	Chief Operating Officer

THE ADVISER:

By: Name:	/s/Jane Henderson

Title:	Managing Director

APPENDIX A

FEE SCHEDULE

For the services provided by Adviser to the Allocated Assets, pursuant to the attached Investment Advisory Agreement, the Manager will pay the Adviser a fee, calculated and paid monthly, based on the average of the daily net asset values of the Allocated Assets as determined by the Trust’s accounting agent at the following annual rates:

PORTFOLIO	ASSETS	RATE

Morgan Stanley Pathway Funds – International Equity Fund	First million
Over million

1. Fees are payable in the base currency of the portfolio (US Dollars).

2. For the avoidance of doubt and unless requested otherwise, the Adviser intends, where provided within a reasonable time-frame following the period end, to issue an invoice for management fees following receipt and acceptance of calculation data provided by the Manager’s billing teams. The Manager may elect to settle their fee in advance of receipt of such invoice, but in any event the fee would be payable within 30 days of invoice issuance. Both parties reserve the right to challenge the fee upon receipt of backup documentation.

3. Any fees for the provision of custodial services in relation to the Allocated Assets or any banking charges in relation to the Allocated Assets will be charged separately by the Custodian or bank and will not be included in the Adviser’s fees.

4. The fees set out herein may be shared with the Adviser’s affiliates and third parties, based on the functions that they perform in support of the Allocated Assets. Further details of such arrangements are available on request. For the avoidance of doubt, this will not involve any additional fees being levied on the Manager or deducted from the Allocated Assets.

5. In the event of overpayment of fees by the Manager, the Adviser will deal with any overpayment in line with its regulatory obligations, which will typically involve reimbursement of the overpaid amount as soon as reasonably practicable. The Manager shall provide the relevant account details for the reimbursement promptly upon request.

6. The fees set out above are exclusive of any value added or similar taxes which, if payable, will be payable in addition by the Manager.

.

APPENDIX B

REPORTS

Item	Frequency

Account valuations and statements of the contents of the Account	Monthly in the base currency US Dollar

Investment accounting reports including statements of transactions	Monthly

Investment commentary	Quarterly as at the end of each quarter expiring on 31st March, 30th June, 30th September and 31st December

Schedules of contract notes	Monthly

Reports of full voting record	Monthly

Appendix C - Investment Objective and Guidelines

1.	Objective

The investment objective of the account is to outperform the MSCI EAFE index net dividends reinvested (the benchmark)

In order to meet this objective, the Advisor will construct and manage a portfolio of stocks selected from the international universe.

For the avoidance of doubt, the Advisor will treat the above as an objective only. The account will be managed on a ‘best efforts’ basis consistent with the Advisor’s investment style. The Manager should not treat the objective as providing any guarantee of performance or impose any additional liability on the Advisor.

2.	Permissible investments and diversification

The Advisor may invest the account as it sees fit in pursuit of the investment objectives. The following investment guidelines will be adhered to:

A	no more than 5% of the account will normally be invested in any one stock; and

B

the account will generally be fully invested and the Advisor undertakes to notify the Manager if cash/liquidity is likely to exceed 10%, with the exception of cash flow related transactions or periods of high activity.

2.1	Collective investment vehicles

The Advisor is permitted to invest in real estate investment trusts without the consent of the Manager and all other collective investment vehicles (i.e. third party vehicles or in-house funds) with the prior consent of the Manager.

2.2	Derivatives

No stock derivative transactions will be used although currency options may be used purely for defensive purposes.

2.3	Diversification

The Advisor will use its best endeavours to achieve appropriate diversification of the assets of the account. In particular, the account will be diversified amongst countries and sectors.

3.	Investment restrictions revision and review

The Advisor is not permitted to deviate from these restrictions without prior written approval from the Manager.

The investment restrictions may be changed at the Advisor’s initiative only with the written agreement of the Manager. If the Advisor wishes to recommend that these restrictions be changed or revised, the Advisor will notify the Manager in writing and outline the rationale for the proposed change and include all relevant research.

The Advisor is required to notify the Manager of any material change to the style or practice of managing the account.

The investment restrictions may be amended at any time by written notice from the Manager. Except where to do so would be in breach of the FCA Rules or any other regulatory requirement or market practice, the Advisor will as soon as practicable effect the changes to the portfolio necessary to comply with the revised investment restrictions.

144A Securities

Qualified Institutional Buyer Status (check one):

             The account is part of an entity which is a qualified institutional buyer, therefore, Advisor is not restricted from purchasing 144A securities.

APPENDIX D

UK REGULATORY DISCLOSURES

In this Appendix D the following definitions apply:

“Manager” shall mean Walter Scott and Partners Limited

“Client” shall mean Consulting Group Advisory Services LLC as manager of the Trust (as defined in the Agreement)

“Portfolio”/ “Fund” shall mean the Allocated Assets (as defined in the Agreement) of the Trust “Agreement” shall mean the investment advisory agreement between the Manager and Client of which this Appendix D forms a part

1.	FCA authorization. The Manager is authorized and regulated in the conduct of its investment business in the United Kingdom by the FCA at 12 Endeavour Square, London E20 1JN.

2.

Client categorization. The Client acknowledges that under the FCA Rules the Manager will classify the Client as a Professional Client. The Client has the right to request classification as a Retail Client. Any change in categorisation must be agreed in writing by the Manager. It is the Client’s sole responsibility to inform the Manager about any change to the Client’s circumstances which might affect the determination of the Manager of the appropriate categorisation of the Client.

3.	Manager’s Execution Policy.

3.1.

Details of the Manager’s Execution Policy are set out at Schedule C to this Appendix D (the “Execution Policy”). The Execution Policy sets out how the Manager will comply with its regulatory duty to act in the best interests of the Client and the Portfolio in relation to the execution of client orders. The Client hereby confirms that it has read, understood and agrees to the Execution Policy.

3.2.	The Client agrees that the Manager may trade outside a Regulated Market or Regulated Trading Venue (as defined in the FCA Rules).

3.3.	Subject to sub-paragraph 3.4. below, in effecting transactions for the Portfolio, the Manager will at all times have regard to its Execution Policy.

3.4.

Specific instructions from the Client in relation to the execution of orders may limit or prevent the Manager in its ability to follow its Execution Policy in respect of the elements of execution covered by the instructions. The Manager’s duty to act in the best interests of Client and the Portfolio will be modified accordingly.

3.5.

Based on information provided by the Client, in providing the services under the Agreement, the Manager shall be responsible for assessing the suitability of investments and the client portfolio for the Client as required by the FCA Rules. The reason for assessing suitability is to enable the Manager to act in the Client’s best interest. As the Client is a professional client, the Manager is entitled to assume that the Client has the necessary level of experience and knowledge in order to understand the risks involved in the transaction or in the management of the account. The Client shall be responsible for ensuring that information provided to the Manager is kept accurate, complete and up to date so as to enable the Manager to assess suitability for the Client. The Client represents that the Trust has sufficient financial resources to bear any risks associated with investing in the investments held in the Portfolio through the Manager’s services.

3.6.

The Client acknowledges that certain of its transactions may be subject to regulatory requirements that apply certain transaction and position reporting obligations directly on the Client, Board and/or Trust in respect of the assets in the Portfolio, including, but without limitation, the procurement of a valid Legal Entity Identifier for the Portfolio. The Legal Entity Identifier means the code made up of 20 alphanumerical digits that is used to uniquely identify every legal entity or structure, in any jurisdiction, that is party to a financial transaction. The Client undertakes to provide in a timely fashion all such information (including, but not limited to, the Portfolio’s Legal Entity Identifier) and documentation and to promptly take all such action as the Manager may from time to time reasonably require in relation to such transaction and position reporting obligations.

3.7.

The Client acknowledges that certain information about transactions the Manager wishes to and does enter into on the Client’s behalf may be made public and that the Manager will be required to report the details of certain transactions to the FCA, in some cases, via third parties, in accordance with applicable law.

4.

Client Limit Orders. In the unlikely event that the Client wishes to implement a Client Limit Order, the Client instructs the Manager not to make public Client Limit Orders in respect of shares admitted to trading on a Regulated Market or traded on a Regulated Trading Venue which are not immediately executed under prevailing market conditions. For the purposes of this Agreement, “Client Limit Order” shall mean a specific instruction from the Client to the Manager to buy or sell a financial instrument at a specified price limit or better and for a specified size.

5.

Inducements. To the extent that the Manager receives research material or services from a third party research provider, the Manager will pay for such research material or services out of its own resources.

6.

Aggregation of Orders. The Client agrees that the Manager may aggregate sale or purchase orders of securities held for the Portfolio with similar orders being made simultaneously for other accounts managed by the Manager. Subject as provided below, in accounting for such aggregated orders the price, commission and other expenses shall be averaged on a per board lot or per share basis in line with the Manager’s policy, provided that all aggregated transactions shall be allocated by the Manager on a fair and reasonable basis in accordance with the requirements of applicable regulations. In such cases, a more or less favorable price might be obtained than if the order had been executed separately.

7.	Conflicts of Interest.

7.1.	The Manager’s Conflicts of Interest policy is attached at Schedule A to this Appendix D.

7.2.

Nothing in this Appendix D or the Agreement shall limit or restrict the Manager, its affiliated companies, officers or employees from, as permitted by law, buying, selling or trading in any securities for its own or their own accounts subject to the Manager’s personal dealing rules. The Client acknowledges that the Manager may, for other clients, as permitted by law at any time have, acquire, increase, decrease, or dispose of positions in the investments which are at the same time being acquired for or disposed of from the Portfolio.

7.3.

Subject as provided below, the Manager shall have no obligation to acquire for the Portfolio a position in any investment which the Manager, its officers, affiliated companied or employees may acquire for its or their own accounts or for the account of another client if, in the sole discretion of the Manager, it is not feasible or desirable to acquire a position in such investment for the Portfolio, provided that investment opportunities available for the Portfolio and other clients of the Manager with similar mandates shall be allocated to the Portfolio on a fair and equitable basis.

7.4.

The Manager and its affiliated companies may effect transactions in which the Manager or an affiliated company has, directly or indirectly, a material interest or relationship of any description with another party which may involve a potential conflict with the Manager’s duty to the Client and the Portfolio. The Manager will ensure that such transactions are effected on terms which are not materially less favorable to the Portfolio than if the conflict or potential conflict had not existed. Neither the Manager nor any of its affiliated companies shall be liable to account to the Client or the Portfolio for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions nor will the Manager’s fees, unless otherwise provided, be abated as a result.

7.5.	Any conflicts which the Manager is not able to prevent or manage effectively shall as a measure of last resort be promptly disclosed by the Manager to the Client.

8.

Complaints. The Manager has a complaints handling policy a copy of which is available on request. Any complaint the Client may have in relation to the services provided under the terms of the Agreement should be made in writing to the Manager, marked for the attention of the Chief Compliance Officer.

9.	Compensation. The Client will not be entitled to compensation from the United Kingdom Financial Services Compensation Scheme if the Manager cannot meet its obligations.

10.

Telephone Recording. Subject to compliance with applicable law the Manager may record telephone conversations and other communications with the Client. Where it is possible to identify the communication as coming from the Client, a copy of such communication will be available on request for a period of five years (or where requested by the FCA, up to seven years) from the date when the record is made.

11.	Data Protection.

11.1.	In order to provide the services the Manager or an affiliate may need to:

a)	communicate with the Client’s trustees, directors, owners, officers and employees (“Client Contacts”) in relation to the services;

b)	process identification details of the Client Contacts in order to confirm their identities;

c)

check such personal data against databases of individuals who are subject to sanctions, classified as “politically exposed persons” or have committed crimes and to follow up any suspicions to ensure that the Manager complies with its anti-money laundering and terrorism obligations and to avoid fraud itself;

d)	record or monitor communications;

e)	use such personal data to meet the Manager’s compliance and regulatory duties

f)	transfer such personal data outside the European Economic Area and the UK; and

g)	disclose it to anti-fraud organisations and law enforcement or regulatory agencies anywhere in the world and the Manager will act as data controller in respect of such processing.

11.2.

The Client hereby consents to the processing and use by the Manager and its agents and affiliated companies of personal data and where the Client provides the Manager with Client Contacts details or where requested to do so by the Manager, the Client agrees to notify such individuals that the Manager may need to process their personal data for the purposes set out above. The Manager will maintain a privacy notice on its website setting out the details of such processing and all other information required by, and in compliance with applicable data protection laws, which the Client will also refer Client Contacts to when it makes such notification. The Manager shall be responsible for providing notices and obtaining any consents in relation to any processing of Client Contacts’ personal data, including in relation to marketing.

11.3.

The Manager is also subject to United States laws governing the disclosure of non-public information of individuals under the Gramm-Leach-Bliley Act. Information regarding the Manager’s privacy policies is found in the Manager’s Form ADV Part 2.

12.

Communications. All communications between the parties will be conducted in English and all documents shared will be written in English. The Manager may communicate with the Client orally (including by telephone) or by letter or electronic mail. The Client hereby expressly confirms its consent to receive communications from the Manager using such methods to enable the Manager to perform its duties under the Agreement, including, but not limited to, electronic delivery of all or a portion of the documents that the Manager may deliver to the Client.

13.	Risk warnings. Schedule B to this Appendix D provides a general description of the nature and risks of investments which may be held in the Portfolio.

14.	Method and Frequency of Valuations. The Portfolio will be valued monthly on a trade date basis at closing prices on the last business day in each market in which the Portfolio is invested.

15.

Performance Reports. Where the Manager is required under applicable law or regulation to provide further or more frequent reporting than as set out in this Agreement, the Manager will provide such reports as may be necessary to meet these legal or regulatory requirements.

16.	Investment Guidelines and Restrictions.

16.1.	The Manager and the Client have agreed:

a)	the types of financial instrument that may be included in the client portfolio;

b)	the types of transaction that may be carried out in such instruments in order to achieve the investment objectives;

c)	the level of risk to be reflected in the Manager’s exercise of discretion, and any specific constraints on that discretion; and

d) the benchmark against which the Portfolio performance is measured;

in accordance with the policies and restrictions as provided in the Prospectus.

Schedule A to Appendix D

Conflicts of Interest Policy

Introduction

Walter Scott & Partners Limited (Walter Scott) was founded in 1983 to offer global and international equity portfolio management services to institutional investors and similar clients.

The FCA regulation, SYSC 10, requires firms to have regard for actual and potential conflicts of interest which may arise between the firm, its employees and its clients and to have in place effective processes and procedures to identify and manage these. Conflicts of interest are inherent throughout the investment management business, therefore from the outset the firm has organized its activities to ensure the interests of its clients are always placed first and to ensure any conflicts of interest do not cause harm to its clients.

1.	Identifying Conflicts of Interest

‘Appropriate steps’ must be taken to identify conflicts of interest and in doing so consideration should be given as to whether the firm/employee:

•	Is likely to make a financial gain, or avoid a loss at the expense of a client;

•	Has an interest in the outcome of a service or transaction conducted on behalf of a client which is distinct from that client’s interests;

•	Has any incentive to favour the interest of one client over another;

•	Carries on the same business as the client

•	Will receive any inducement, such as monies, goods or services, as a result of providing a service, other than the standard commission and/or fees.

2.	Key Conflicts

Walter Scott has identified the following areas which may give rise to a conflict of interest and has in place processes and procedures to adequately manage these:

2.1.	Ownership

Walter Scott is a wholly owned subsidiary within the Bank of New York Mellon Corporation group (BNY Mellon). Walter Scott operates autonomously from BNY Mellon in terms of its investment research, portfolio management, investment administration and other elements that impinge directly upon the investment management services provided to clients. The investment decisions reflected within Walter Scott client portfolios reflect its independent investment research.

Owing to legal/stock exchange restrictions Walter Scott may be subject to aggregate ownership limits on some stocks as part of the wider BNY Mellon group.

2.2.	Affiliates

Walter Scott is a research led organization. As a group company of BNY Mellon the firm is affiliated to certain entities, some of which are utilized by the firm for activities such as fund administration, distribution, FX trading and IT hosted systems. All agreements have been established and will be maintained at arm’s length.

Walter Scott acts as sub-advisor to a number of mutual funds and pooled investment vehicles operated by its affiliates both on a discretionary and non-discretionary basis. All such investment advisory services are provided under formal written agreements between both parties.

2.3.	Portfolio Implementation

The firm’s Portfolio Implementation team is responsible for administering Walter Scott’s investment decisions into the structure of portfolios in line with client mandate guidelines and restrictions. The firm’s Investment Management Committee (IMC), which comprises senior management of the firm and the most senior members of the investment team, reviews portfolio performance and the dispersion of similarly mandated portfolios.

For the avoidance of doubt portfolios can and do differ between clients, notwithstanding similar strategies. Reasons for such differences include, but are not limited to, the starting date of the mandate and existing portfolio composition, differences between client guidelines and restrictions, client structure, portfolio liquidity, frequency of cash flows, the size of the mandate in question and appropriateness for a particular portfolio, taking into account appropriate portfolio diversification.

2.4.	Brokers

All new brokers are approved by the Trading Oversight Group (TOG) and Investment Operations maintains a complete list of active approved brokers for equity trading. No equity trading is conducted with any executing brokers affiliated with BNY Mellon. Walter Scott selects brokers regardless of whether that broker’s clearing agent is an affiliate of BNY Mellon. In general, all securities trading is carried out on an agency basis. Walter Scott does not use trading commissions to pay brokers for any services other than trade execution. No commission sharing arrangements are in place.

A small number of entities with which Walter Scott has a client relationship are affiliated to entities included on Walter Scott’s authorised broker list. The TOG monitors broker usage and commission rates paid on a quarterly basis with the Risk & Compliance (R&C) team reviewing this annually.

2.5.	Trading

2.5.1.	Aggregation / execution / allocation of orders

It is the general policy of the firm to aggregate purchase or sale orders of the same equity when trading for more than one client. Aggregating orders may transpire to be advantageous or disadvantageous to any particular client or group of clients. Walter Scott has policies and procedures for best execution and fair allocation. Walter Scott does not cross stock between client accounts.

2.5.2.	Trade rotation

Following the receipt of any subsequent orders in the same stock to an outstanding aggregated order (due to other trades having to settle prior to that order being placed or other reasons) the original aggregated order will be stopped and a new one started with the relevant changes. In the event that the aggregated order is actively working in the market when the new order/s are received the new order/s will not participate in that days allocation and will be merged into the block after that day’s trade execution has been reported and fairly allocated amongst the original participants.

2.6.	Error Correction

In the event that there is a trade error resulting from an error by Walter Scott, the firm would advise the client and where necessary and subject to the details of the specific breach, recompense the client’s portfolio with appropriate compensation.

2.7.	Employee Compensation / Personal trading

•	Compensation

In addition to base salaries, employees of Walter Scott are eligible to participate in the firm’s annual profit share which is a fixed percentage of the firm’s pre-incentive operating profits. For directors and some senior staff, the majority of annual compensation is the profit share. An element of this is deferred via a long-term incentive plan, largely invested in a UK domiciled long term global equity fund sponsored by BNY Mellon with Walter Scott acting as investment advisor and BNY Mellon stock. Both have a deferral period which vests on a pro-rata basis over four years.

•	Employee equity transactions

The firm operates strict personal trading rules restricting members of staff from purchasing shares in any US mutual fund where Walter Scott is the sub-advisor and staff may not use discretion to purchase individual securities.

Employees are required to pre-clear dealing transactions through the R&C team and submit quarterly declarations of their holdings at the end of each quarter.

Any inherent conflicts resulting from employees or Walter Scott investing in the same products as clients are therefore managed effectively.

•	Outside interests / directorships

The firm adheres to the requirements set out by BNY Mellon in relation to outside activities, affiliations, or employment which may give the appearance of a conflict of interest or could create a direct conflict between an employee’s interests and those of the firm or its parent BNY Mellon. Employees must obtain approval from BNY Mellon

Ethics Office for certain outside activities prior to proceeding or accepting the position and annual re-approval.

•	Insider trading / market abuse

Policies and procedures exist to prevent employees from insider trading, trading upon material non-public information. Those employees who possess inside or proprietary information must preserve its confidentiality and disclose it only to other employees who have a valid business reason for receiving it.

2.8.	Inducements

2.8.1.	Gifts and entertainment

Employees may neither give nor accept anything of value where doing so could create the appearance of a potential conflict of interest. All hospitality or gifts given or received (apart from those of a de minimus value) must be declared with pre-approval required for government entities in most instances and where values may exceed the pre-determined threshold amounts. The receiving and giving of gifts and entertainment is monitored by the R&C team to ensure these do not influence staff behaviour in a way that conflicts with the interests’ of clients.

2.8.2.	Sponsorship & Charitable Donations

Within the firm’s governance structure, the Walter Scott Giving Group is, responsible for reviewing/approving all charitable donations and sponsorships. The Giving Group operates under a Terms of Reference which specifically states no sponsorship or donation for any client is permitted.

2.8.3.	Internships / Work Placement

To ensure there is no preferential treatment given to clients and their relatives when applying or seeking internships/work placement, Walter Scott adheres to the requirements set out by BNY Mellon whereby all applications must be routed through a centralized HR process. In additional, employees are required to attest on an annual basis as part of the Code of Conduct questionnaire that they have not hired through a non-recognised HR channel.

2.9.	Personal relationships

Employees of Walter Scott may have close personal or family relationships which could be viewed as a conflict of interest. Familial relationships are disclosed as part of the HR screening process for new employees and there is an obligation to disclose any new relationships for existing employees. Members of staff are not permitted to have direct or indirect authority over the employment status of another relative nor can they be in a position to jointly control or influence transactions.

2.10.	Proxy voting

Unless instructed to the contrary by a client, Walter Scott performs proxy voting on behalf of its clients. Votes are cast in line with client specific proxy voting guidelines or in a manner consistent with the clients’ best interests without regard for any interest Walter Scott may have in the matter. Walter Scott receives documentation on forthcoming votes from custodians and ISS, however, the firm votes independently of recommendations from any intermediary. Walter Scott’s proxy voting policy is attached at Schedule D hereto.

2.11.	Fees and Commissions

•

Walter Scott’s trading income is derived from investment management fees which align the firm’s and its clients’ interests. The majority of Walter Scott’s clients are charged fees on scales that reflect the value of assets in the client’s account. A few clients operate with performance related fees. Walter Scott does not differentiate in the management of portfolios on the basis of the method of fee calculation or by client type.

•	Fee sharing arrangements / referral fees

In Australia Walter Scott is the investment advisor for funds sponsored and distributed by Macquarie Bank. In the event that any Australian or New Zealand investors award Walter Scott a new portfolio and not an investment in the existing funds, Walter Scott shares its fees with Macquarie on a pre-arranged scale.

Walter Scott shares fee income with certain affiliates within the wider BNY Mellon group under arrangements similar to those disclosed above. Walter Scott is solely responsible for the payment of these fees which come out of its own profits. These payments do not increase the fees paid by investors.

Walter Scott does not charge or receive compensation in respect of the sale of securities, private funds, mutual funds or other investment products. However, certain employees of the firm’s affiliates receive such compensation.

3.	Reporting potential conflicts

All employees are required to report actual or potential conflicts of interest to the R&C team as soon as they are identified. Sufficient detail must be provided in order to properly assess the conflict and determine what action, if any, should be taken.

4.	Managing/Monitoring of Conflicts

In addition to the processes and procedures for managing conflicts outlined above Walter Scott’s committees of the board are responsible for review of the firm’s policies and procedures covering all aspects of its operations. Day to day monitoring is carried out by the R&C team using a risk based programme. The firm maintains a conflicts matrix which is reviewed on a six monthly basis with any changes submitted to the Risk & Compliance Committee for review and approval.

5.	Ownership

The Risk & Compliance Committee has ownership of this policy.

Schedule B to Appendix D

Risk Warnings

1.	General

Certain types of transactions or financial instruments are considered to be of higher risk than others. A number of specific risk warnings are set out below. It should be noted that the Walter Scott & Partners Limited’s (‘Walter Scott’) investment powers and restrictions are set out in the Agreement between us and may prohibit or limit some of the types of investments detailed in this Schedule.

2.	Equity Security Investment

Walter Scott portfolios are subject to normal market fluctuations and other risks inherent in investing in securities. There can be no assurance that any appreciation in value of investments will occur. The value of investments and the income derived from them may fall as well as rise and investors many not recoup the original amount invested. There is no assurance that investment objectives will actually be achieved.

3.	Warrants

On occasions Walter Scott have received and held warrants in client portfolios, normally as a result of corporate actions. A warrant is a time-limited right to subscribe for shares, debentures, loan stock or government securities and is exercisable against the original issuer of the underlying securities. A relatively small movement in the price of the underlying security results in a disproportionately large movement, unfavourable or favourable, in the price of the warrant. The prices of warrants can therefore be volatile.

4.	Options

There are many different types of options with different characteristics; Walter Scott’s use of options is restricted to currency hedging by the purchase of currency put options. Buying options involves less risk than selling options because, if the price of the underlying asset moves against you, you can simply allow the option to lapse. The maximum loss is limited to the premium, plus any commission or other transaction charges.

5.	Exchange Rates

If an investment is denominated in a currency other than the currency in which the Client’s investments are valued, the movement of exchange rates may have a separate effect, unfavourable as well as favourable, on the gain or loss otherwise experienced on the investments.

6.	Emerging Markets Risk

Securities of many companies in emerging markets are less liquid and their prices more volatile than securities of comparable companies in more developed markets. Other risk factors such as political and economic conditions should also be considered.

7.	Concentration Risk

The risk of concentration may arise when a portfolio is predominantly invested in a single country and/or geographic area, or has limited industry diversification.

Schedule C to Appendix D

Execution Policy

1.	Background

Walter Scott & Partners Limited (Walter Scott) was established in 1983 to manage equity portfolios for institutional investors. This is the firm’s sole business. Walter Scott invests client money on a discretionary basis in portfolios of listed equities.

2.	Oversight & Governance

From an oversight and governance perspective, Walter Scott’s investment activities are overseen by the Investment Management Committee (IMC), a sub-committee of the Board of Directors of Walter Scott. Membership of the IMC comprises the firm’s Managing Director, investment directors, senior investment personnel as well as other senior members of the firm. The committee meets formally on a quarterly basis.

The IMC oversees the activities of the firm’s investment platform which has four components: Investment Research, Portfolio Implementation, Dealing and Cash Management. The firm’s Dealing team is solely responsible for the execution of investment activity, which includes the foreign exchange (FX) transactions necessary for settlement of non-base currency equity trades.

The firm’s Trading Oversight Group (TOG), under delegation from the IMC, ensures adequate governance, oversight and challenge of the firm’s dealing activities and compliance with the firm’s related policies. The TOG comprises inter alia senior investment personnel as well as other senior members of the firm. The TOG is responsible for, but is not limited to:

•	Challenging the output from Transaction Cost Analysis – execution rates and counterparty use;

•	Ensuring the firm meets the Markets in Financial Instruments Directive (MiFID) II and Markets in the Financial Instruments Regulation (MiFIR) Best Execution Reporting requirements;

•	Oversight relating to controls around Commissions and Inducements;

•	Challenging the output from the Trade Surveillance system;

•	Approval, monitoring and review of the counterparties on the approved list;

•	Oversight with respect to counterparty risk; and

•	Reviewing related policies and procedures as and when required.

The TOG typically meets on a quarterly basis and reports to the IMC on a quarterly basis.

3.	Equity Trading

3.1	Dealing methods and venues

Walter Scott owes clients a duty of care when placing trades on their behalf. All Walter Scott’s clients are categorised, via contract, as professional clients. The firm acts as an agent when placing trades on behalf of clients and does not trade on its own account. Walter Scott is broker and venue agnostic and receives no third party payments or rebates from client orders.

•

Brokers are generally engaged in an agency execution capacity with discretion as to trading venues accessed. As such, Walter Scott places significant reliance upon executing brokers’ order routing methodology and venue analysis, and requires all brokers to provide best execution for clients.

•

When placing trades to buy and sell equities, Walter Scott takes all sufficient steps to obtain the best possible result for clients taking into account price, costs, speed, likelihood of execution and settlement, size, nature or any other consideration relevant to the execution of the order when selecting brokers.

•

Every trade is unique and the considerations highlighted above are variable in nature however order size and execution price(s) are generally of greater importance than speed of execution when dealing with large block orders. The likelihood of execution is central to executing brokers’ venue and execution analysis feeding back into routing logic. Non-settlement is rarely an issue for listed equities and nearly all trades are settled on a delivery-versus-payment (DVP) basis.

•	Walter Scott directly accesses one crossing network.

•	Trades may be executed outside a Trading Venue (as defined by the Financial Conduct Authority (FCA) rules). Walter Scott has consent for such transactions from all clients.

•	The firm does not cross equities between client accounts.

3.2	Broker selection and review

Broker selection is driven by best execution requirements. The TOG maintains a list of brokers approved for equity trading with trading only permitted with such approved entities. The firm’s Dealing team has discretion to select brokers from the approved list when placing orders.

No equity trading is conducted with any executing brokers affiliated with BNY Mellon. Walter Scott selects brokers regardless of whether that broker’s clearing agent is an affiliate of BNY Mellon.

Formal counterparty risk reviews of each broker take place annually with all monitored on an on-going basis. Walter Scott considers, reviews, approves and monitors brokers based on a number of factors which include review of the latest financial statements, settlement terms, terms of business and potential conflicts of interest.

The TOG reviews the approved broker list on a quarterly basis with an assessment of the quality of execution services undertaken. The firm’s Risk and Compliance (R&C) team performs periodic sample reviews of approved brokers. Any issues noted are formally reported to the Risk & Compliance Committee (RCC) and communicated to the relevant departments.

3.3	Clearing house review

The TOG maintains a list of approved clearing houses for non-delivery versus payment markets. A formal review of each clearing house takes place annually with all monitored on an on-going basis. Walter Scott considers, reviews, approves and monitors clearing houses based on a number of factors which include review of the latest financial statements in addition to agency credit ratings, if available.

3.4	Commissions – broker services, recapture and client directed

•	Equity transactions are generally commission bearing. Commission rates are for execution only. They are negotiated by Walter Scott and are considered to be appropriate.

•	Brokers are selected by the Dealing team on the basis of providing best execution.

•	Walter Scott does not enter into minimum or maximum commission rate agreements with brokers and has no commission sharing arrangements, with no commission targets set.

•

A number of clients instruct Walter Scott to participate in commission recapture programmes (client/third party/broker arrangement) and directed commission arrangements (client/broker) on their behalf. Directed commission transactions are completed within the firm’s overall policy of seeking best execution.

•	Walter Scott does not enter into, for its own benefit, commission recapture arrangements.

Commissions – rates paid

•	The firm negotiates competitive and appropriate commission rates with brokers on a trade by trade basis.

•	Commission rates differ across markets and can be notably higher for some emerging markets and accelerated book builds.

•	Commissions are paid on an execution only basis and commission rates typically range between 4 and 15 basis points.

3.5	Allocation of orders

•	All orders received at the dealing desk are authorised and pre-allocated to client accounts.

•	It is the policy of the firm generally to aggregate purchase or sale orders of the same equity when trading for more than one client account.

•	Aggregating orders may transpire to be advantageous or disadvantageous to any particular client or group of clients.

•	The allocation of aggregated orders will be dealt with on a fair and timely basis.

•	The objective of all allocations is to ensure that clients are treated fairly and that no systemic preference is given to any particular client or group of clients.

•	Fully filled orders are allocated to client accounts based on the authorised allocation.

•	The default process for allocating partially filled block orders is to pro-rate the number of shares dealt across all participating portfolios.

•	Occasionally, for instance due to board lots, low trading volumes or client directed instructions, a different allocation methodology is applied and recorded accordingly.

•	Whilst not common, if Walter Scott participates in IPO issues these are allocated in line with the policy stated above. Walter Scott does not participate in underwriting.

4.	Foreign Exchange Trading

4.1	Dealing methods and venues

•	Equity trade settlement and other ad hoc FX transactions

FX transactions required for equity trade settlement and cash management purposes (‘spot FX’) are actively dealt with reference to live market prices.

Spot FX transactions are normally carried out with the client’s custodian bank. Where FX with a client’s custodian bank is not possible due to regulatory, legal or practical issues (e.g. technology interface), a third party bank will be used. The principal regulatory issue involves US ERISA or ‘ERISA-like’ clients that use BNY Mellon as custodian. ERISA rules on transactions with an affiliate prevent the firm from executing spot FX trades with BNY Mellon, therefore a third party bank is used.

•	Dividend income repatriation

Spot FX transactions required for dividend income repatriation are generally conducted by the client’s custodian under standing instruction. The principal exception to this is for US ERISA or ‘ERISA-like’ clients that use BNY Mellon as custodian where Walter Scott’s Cash Management team executes spot FX transactions with a third party bank.

All spot FX transactions are transacted outside a regulated market.

4.2	FX counterparty selection and review

The TOG maintains a list of approved FX counterparties. The TOG reviews the approved list on a quarterly basis with an assessment of the quality of execution. When selecting a third party bank, Walter Scott will look to a number of factors, including a historically high and stable debt rating from one of the main agencies (where applicable), a strong balance sheet and limited exposure to proprietary trading. The firm acts as an agent when placing FX trades on behalf of clients and does not trade on its own account. Walter Scott receives no third party payments or rebates from client orders.

5.	Error Correction

In the event that there is a trade error resulting from an error by Walter Scott, the firm would advise the client and, where necessary and subject to the details of the specific breach, recompense the client’s portfolio with appropriate compensation.

6.	Dealing monitoring and assessment of trade executions

In order to monitor and assess the efficacy of all equity trading outcomes of brokers, the Dealing team has in place the following procedures which are regularly reviewed:

•

Equity trades are monitored in real time during the execution process and/or when final execution prices are reported back by brokers to assess the quality of execution received. Walter Scott utilises Bloomberg’s Transaction Cost Analysis (BTCA) as the primary post- trade execution monitoring, analysis and reporting tool for equity trades. All execution prices are assessed in BTCA against the Interval Volume Weighted Average Price tolerance rule, which is ratified by the TOG.

•

Spot FX transactions related to equity trade settlement are actively dealt based on an assessment of live market prices at the point of execution. Post-trade monitoring of FX execution quality compares execution prices against the prevailing market mid-price at the time of execution.

The R&C team monitors the Dealing team’s activities on a quarterly basis, for best execution, fair and timely allocation and failed trades. Reasons for cancelling unexecuted trades are reviewed weekly.

7.	Disclosure requirements

To meet regulatory requirements, Walter Scott will summarise and make public, on an annual basis, for equities, the top five brokers in terms of trading volumes where it placed client orders for execution in the preceding year and information on the quality of execution obtained. Each report published on the firm’s website (www.walterscott.com) will be available for a minimum period of two years.

8.	Conflicts of interest

The firm has taken appropriate steps to identify and manage conflicts of interest that would affect its clients. Areas in which potential conflicts could arise include:

•	Allocation of orders.

•	Crossing of stocks between client accounts.

•	Provision of model accounts.

•	Client relationship with an entity on Walter Scott’s authorised broker list.

•	Gifts and entertainment.

These are addressed elsewhere within this Policy or within the Conflicts of Interest Policy which is provided to all clients.

The Conflicts of Interest Policy is reviewed at least annually by the R&C team which maintains a conflicts matrix. This is reviewed on a six monthly basis with any changes submitted to the RCC for review/approval.

9.	Transaction reporting and trade publication

To meet regulatory requirements under MiFID II and MiFIR, all transactions for in-scope equity and equity-like instruments, such as depository receipts, must be reported to the FCA via an Approved Reporting Mechanism (ARM). Under certain conditions in-scope trades must be made public via an Approved Publication Arrangement (APA).

10.	Telephone Recording

To meet regulatory requirements all telephone lines on the dealing desk are recorded, including business mobile devices.

11.	Record Keeping

To meet regulatory requirements Walter Scott maintains records of (a) the Execution Policy; (b) client orders and decisions to deal; (c) transactions and order processing; and (d) a history of any cancellations or corrections of transaction reports submitted by the ARM.

12.	Custody services and placing of deposits

The firm does not hold any client money or assets. Custodians are selected by the client. Client cash balances are generally administered by agreement between each client and its custodian bank. The firm will place client money on deposit on behalf of clients where instructed.

13.	Responsibilities

This policy is owned by the IMC.

Schedule D to Appendix D

Proxy Voting Policy

1	Policy

Walter Scott exercises discretionary proxy voting authority with a view to safeguarding its clients’ best interests where authorised to do so. The firm owes its clients a duty of care to monitor proxy voting notifications and materials and to take timely action when they are received. It is also Walter Scott’s duty to vote client proxies in a manner consistent with the client’s best interests without regard for any interest Walter Scott may have in the matter. This should be read in conjunction with Walter Scott’s Engagement Policy.

Proxy voting by Walter Scott is undertaken on a ‘best endeavours’ basis as the votes instructed may not be cast in certain circumstances including, without limitation, the following examples:

1)	The proxy documentation is not delivered timeously to the manager by the relevant custodian or ISS.

2)

The client has a stock lending programme in place. Any such arrangement rests with clients and their appointed custodian. Walter Scott generally does not ask clients to recall stock on loan in order to vote. Walter Scott does not undertake stock lending.

3)	Jurisdictional restrictions, split voting, excluded markets.

4)	The instructions from the custodian to the voting entity are incomplete.

2	Authority to Vote in Certain Markets

In certain markets a Power of Attorney (POA) is a legal requirement for executing voting instructions on behalf of a third party. For all clients, with the exception of the private placement funds, the Beneficial Owner/Authorised Signatory is required to execute a valid POA with their appointed custodian bank. BNYM Investment Management Cayman Limited executes such POAs on behalf of the private placement funds.

3	Notice of Proxy Activity

Walter Scott receives notice of proxy activity through custodians and ISS. Walter Scott’s Client Administration Corporate Governance team delivers proxies to the Investment Operations team to facilitate the proxy voting process for members of the Research team, referred to as ‘Stock Champions’.

4	Discretionary Proxy Voting

The Investment Operations team provides structured support such as gathering all relevant documentation and discussing the information with Stock Champions. The decision on how to vote a particular proxy is generally made by Stock Champions. Walter Scott receives third party research from ISS however, the recommendations from any intermediary has no bearing on how Walter Scott votes. All proxy votes are signed off by any of the following, the Executive Director – Investment Operations, the Head of Investment Operations, an Investment Director or a nominated Senior Investment Manager. The Client Administration Corporate Governance team administers the proxy vote.

If there is uncertainty as to how to vote a particular item, a sub-group of the Investment Management Committee (IMC), ‘the Proxy Voting Group’, will meet to decide how the item is to be voted. Any contentious issues and meetings of the Proxy Voting Group are reviewed by the Investment Management Group (IMG) which meets weekly and all proxy voting activity is formally reviewed on a quarterly basis by the IMC. The Investment Operations team reviews all outcomes, where possible, of the AGM/EGM meetings and notifies the Stock Champions where appropriate.

5	Clients with Specific Proxy Voting Guidelines

In cases where a client has given Walter Scott specific proxy guidelines, these take precedence over Walter Scott’s policy except where Walter Scott’s policy, in the firm’s view, is more conservative.

6	Resolving Potential Material Conflicts of Interest

Potential conflicts of interest may arise when Walter Scott exercises its discretionary proxy voting authority on behalf of client and fund accounts. For example, many of Walter Scott’s clients are corporate-sponsored pension schemes associated with companies in which Walter Scott invests. Walter Scott or its senior employees may also have business or personal relationships with companies or stakeholders involved with the proxies that Walter Scott is voting (e.g., the issuer, proxy solicitor, shareholder activist, etc.). These examples are not exhaustive and Walter Scott may encounter additional conflicts when exercising its discretionary proxy voting authority.

Walter Scott’s Proxy Voting Policy and Procedures and pre-established voting guidelines have been designed to ensure that the firm’s voting decisions are not influenced by interests other than those of its clients (e.g., client relationship factors). Where a potential conflict arises in relation to a proxy, the matter is referred to the Walter Scott Proxy Voting Group to confirm that the vote can be made consistent with this Policy. The Proxy Voting Group includes members of the firm’s investment, research and operations teams, as well as one or more representatives from Walter Scott Risk & Compliance to ensure objective governance and independence from the investment functions of the firm.

If the Proxy Voting Group determines that a vote cannot be made consistent with this Policy due to an actual or perceived conflict of interest (e.g., proxy proposal is not addressed by the firm’s pre-established voting guidelines or conflict is too great), the Group will not approve voting on the proxy and will consider options deemed necessary and appropriate to manage the conflict and act in the best interests of its clients – including, but not limited to, seeking voting direction or consent from clients.

7	Reporting

Where requested, clients are regularly provided with proxy voting records. Walter Scott discloses proxy voting records on the firm’s website (www.walterscott.com) together with this Policy.

8	Record Keeping

Walter Scott maintains records of, including but not limited to, (a) the Proxy Voting Policy and Procedures; (b) proxy statements received for all securities held; (c) all votes cast; (d) client requests for proxy voting information; (e) Walter Scott’s response to these requests: and (f) documents material to the voting decision.

9	Current Guidelines

Walter Scott votes on all issues on a case by case basis. Walter Scott believes that the quality of a company’s management is an important consideration in determining whether the company is a suitable investment. Accordingly, Walter Scott gives careful consideration to management’s views in determining how to vote a proxy, subject in all events to Walter Scott’s overall analysis of the likely effect of the vote on clients’ interests. The firm’s guidelines on certain specific issues are given below. Where the Stock Champion chooses not to follow these guidelines he/she must specify his/her reason for doing so and the decision will be reviewed by the Proxy Voting Group.

9 . 1 Corporate Governance Issues

Walter Scott generally votes in favour of a management sponsored proposal to improve corporate governance and increase disclosure, unless the proposal is likely to have a materially negative effect on the interests of shareholders.

9.1.1	Compensation and Stock Option Plans

Walter Scott generally votes for compensation plans that are reasonable. Remuneration should be aligned with the interests of long term shareholders. Consideration is given to factors such as proportionality and structure. Walter Scott typically votes against plans that would result in excessive dilution to shareholders.

9.1.2	Disclosure of Board Remuneration

Walter Scott opposes proposals to allow the non-disclosure of individual board member’s remuneration and will generally vote against resolutions seeking approval of remuneration where no information is provided.

9.1.3	Say on Pay

In accordance with Walter Scott’s long term investment approach, a more frequent advisory vote on pay is preferred. This provides shareholders with discretion to ensure that management’s remuneration is aligned with those of shareholders over the long term.

9.1.4	Directors

Walter Scott generally supports the election of directors. In the interests of long term shareholders, the board and its committees should ideally comprise of a cross-section of directors with suitable experience and tenure. The firm is cognizant of different corporate governance standards across the globe and welcomes the increasing prevalence of independent directors on boards.

Consideration is given to individuals’ other commitments which may affect their ability to carry out their function at the investee company. Where Walter Scott is of the opinion that the individual is not committing enough time to their role, in the first instance, the firm will typically seek to engage with management. If a director persistently fails to attend board and/or committee meetings, Walter Scott may consider abstaining or voting against re-election of that individual.

9.1.5	Classified/Staggered Boards

Walter Scott generally supports declassification of boards as the provision for annual election of directors is typically in the best interests of shareholders over the long term.

9.1.6	Related Party Transactions

Walter Scott considers each proposal on a case by case basis, taking into consideration management’s guidance and whether the resolution is aligned with Walter Scott’s long term investment approach.

9 . 2    Changes to Capital Structure

Walter Scott evaluates each proposal separately. Generally Walter Scott votes for changes such as stock splits and open market share repurchase plans where all shareholders can participate pro rata. The firm typically votes against proposals designed to discourage mergers and acquisitions of the company soliciting the proxy and other measures which do not provide shareholders with economic value.

9.2.1	Raising Equity

The firm tends to vote against proposals that allow management to raise equity if the potential increase in the share count is more than 10% and no specific reason for the capital increase is given. If a specific reason is given Walter Scott will evaluate each proposal on its merits. Consideration is also given to potential dilution from outstanding incentive plans and the time frame for these awards.

9.2.2	Pre-emptive Rights

Walter Scott generally votes against proposals to waive shareholders’ pre-emptive rights to participate in a capital increase if the dilution potentially exceeds 10%. Situations where Walter Scott might accept waiving pre-emptive rights include, but are not limited to, the creation of shares to pay for acquisitions or to reward staff.

9.2.3	Share Repurchases and Reissuance

Walter Scott generally approves proposals asking for permission to repurchase shares. The firm generally approves proposals asking for permission to reissue previously repurchased shares as long as the change in capital structure is in line with section 9.2.1.

9.2.4	Poison Pills

Walter Scott opposes proposals to create or extend the duration of poison pills. Typically, the firm encourages companies whose board is authorised to issue blank- check preferred stock to cancel this facility.

9.2.5	Pledging of Shares

Where directors of investee companies pledge a significant amount of their shareholding, Walter Scott will generally seek to engage with management to discourage this practice.

9 . 3 Allocation of Income and Dividends

Walter Scott evaluates each proposal separately but generally votes against proposals where the dividend allocation is persistently very low and the company retains significant cash on its balance sheet without adequate explanation. The firm may abstain if the dividend allocation has not been specified and have reasons to doubt that the ultimate amount is not in the interest of shareholders.

9 . 4 Vague or Poorly-defined Proposals

Where proposals are vague or poorly-defined, Walter Scott generally seeks clarification from the company. If this is not forthcoming the firm will generally abstain.

9 . 5 Political Donations

Walter Scott opposes proposals asking for permission to make political donations.

9 . 6 Bundled Resolutions

Walter Scott will review bundled resolutions on a case by case basis.

9 . 7 Appointment of The External Auditor

Walter Scott generally approves resolutions regarding the appointment of the external auditor. Each proposal is assessed on a case by case basis giving consideration to the balance between audit and non-audit fees and tenure.

9 . 8 Ad-hoc Items

Walter Scott abstains on proposals requesting approval for “ad hoc” items.

9 . 9	Environmental, Social and Corporate Responsibility Issues

Walter Scott evaluates each proposal separately but generally votes against proposals that involve a material economic cost to the company if it is not considered to be in the long term interests of shareholders or restricts the freedom of management to operate in the best interests of shareholders.

9 . 1  0 Shareholder Proposals

The firm evaluates each proposal separately, taking into consideration management’s guidance and whether it is aligned with Walter Scott’s long term investment approach.

9 . 1 1 Material Votes

Where the firm believes a resolution is material, in that the outcome could significantly affect the long term investment return, on a best efforts basis, Walter Scott will generally seek to ask clients who lend stock to recall any stock on loan. For those clients where Walter Scott does not have discretionary voting authority, on a best efforts basis, the firm will generally seek to contact clients to convey its views on the resolution.

10	0 Responsibilities

This policy is owned by the Investment Management Committee.